Exhibit 10.34

AMERICAN INTERNATIONAL GROUP, INC. CLAWBACK POLICY
Issued: 3/21/2013
Last Updated: 10/27/2025
[1.]PURPOSE
American International Group (“AIG”) has established this AIG Clawback Policy (this “Policy”) to encourage sound risk management and increase individual accountability. This Policy has been reviewed by the Compensation and Management Resources Committee (as constituted from time to time, and including any successor committee, the “Committee”) of AIG’s Board of Directors (the “Board”) and adopted by the Board. This Policy applies to all compensation received on or after March 21, 2013 (the “Effective Date”).
[2.]SCOPE
This Policy applies to all Covered Employees, as defined below.
[3.]POLICY STATEMENT AND REQUIREMENTS
3.1Roles and Responsibilities
3.1.1Administration
The Committee will administer this Policy. Actions of the Committee pursuant to this policy may be taken by the vote of a majority of its members. The Committee is authorized, subject to the provisions of this Policy, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary or advisable. The Board may, in its sole discretion, at any time and from time to time, administer this Policy, in which case the Board will have all of the authority and responsibility granted to the Committee herein. All determinations and interpretations made by the Committee, or the Board will be final, binding and conclusive.
3.2Minimum Requirements

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.

Exhibit 10.34

3.2.1Policy
3.2.1.1Coverage
A.Covered Employees. All current and former executive officers are designated as “Covered Employees”. For purposes of this Policy, the term “executive officer” means any current or former executive officer of AIG for purposes of the Securities Exchange Act of 1934, as amended. In addition, the Committee may designate other employees as “Covered Employees” (or remove such designation) from time to time, including without limitation any employee who is identified by AIG as a “covered employee” under the Interagency Guidance on Sound Incentive Compensation Policies (or such other similar designation under any government regulation that may be applicable to AIG in the future) or any employee who receives AIG equity or equity-based awards. The Committee designated all long-term incentive recipients as well as all employees at Grade 27 and above as “Covered Employees” under this Policy for grants or awards under Incentive Compensation Plans in 2014 and later years.

B.Covered Compensation Arrangements. This Policy will apply to any bonus, equity or equity-based award or other incentive compensation granted (1) for any Covered Employee who is an executive officer, on or after the Effective Date and (2) for any other Covered Employee, during the period in which he or she is designated as a Covered Employee (such compensation, “Incentive Compensation”). For the avoidance of doubt, the following will not be considered Incentive Compensation: salary, tax-qualified retirement benefits, “other” compensation arising from reasonable relocation or expatriate expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation and programs that provide a de minimis amount of compensation, as determined by the Committee.
C.Covered Events. For purposes of this policy, a “Covered Event” means the occurrence of any of the following events for a Covered Employee:
1.A material restatement of all or a portion of AIG’s financial statements occurs (a “Material Restatement Event”);
2.Incentive Compensation was awarded to, or received by, the Covered Employee based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined (regardless of whether the Covered Employee was responsible for the inaccuracy) (an “Inaccurate Metrics Event”);
3.A failure by the Covered Employee to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, that results in a material adverse impact on AIG, any of AIG’s business units or the broader financial system;

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.

Exhibit 10.34

4.An action or omission by the Covered Employee constitutes a material violation of AIG’s risk policies as in effect from time to time; or
5.An action or omission by the Covered Employee results in material financial or reputational harm to AIG; or
6.A Covered Employee’s material violation of a non-compete, non- solicitation, or confidentiality agreement.
For any Covered Employee, a “Covered Event” shall mean any of clauses (1) through (6) that the Committee, in its sole discretion, has determined to be appropriate.
3.2.1.2Exercise of Clawback Authority
If the Committee determines that a Covered Event has occurred, the Committee may require the forfeiture and/or repayment of all or any portion of the following:
A.Any outstanding and unpaid Incentive Compensation, whether vested or unvested, that was awarded to the Covered Employee; and
B.Any Incentive Compensation that was paid to and received by the Covered Employee (including gains realized through the exercise of stock options or stock appreciation rights) during the twelve (12) month period preceding the date of the Covered Event or such longer period of time as required by any applicable AIG policy, statute or government regulation.

The existence and date of a Covered Event and the amount of any forfeiture and/or repayment will be determined by the Committee in its sole discretion; provided that, notwithstanding the foregoing, if a Material Restatement Event occurs, the Committee will consider all facts and circumstances that the Committee determines relevant and contributed to the restatement, including whether anyone responsible engaged in misconduct, and considering issues of accountability; and provided further that, if an Inaccurate Metrics Event occurs, the amount of Incentive Compensation subject to forfeiture and/or recoupment will be limited to the excess portion that the Covered Employee would not have received if such financial statements or performance metrics had been accurate (as determined in the sole discretion of the Committee).
Any forfeiture and/or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or AIG policy, including, without limitation, termination of employment.
3.2.1.3Limitations
The authority set forth in Section 3.2.1.2 of this Policy shall be limited to the extent that it would violate any applicable statute or government regulation or, unless otherwise required by applicable

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.

Exhibit 10.34

statute or government regulation, (1) result in substantial adverse tax or accounting consequences for AIG, (2) prejudice AIG’s interests in any related proceeding or investigation, (3) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority or (4) would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Code. In each case, the Committee will determine the extent of such limit in its sole discretion.
3.2.1.4Implementation
A.Executive Officers. To implement this Policy for any Covered Employee who is an executive officer, all awards under an Incentive Compensation plan, program or agreement (or the plan, program or arrangement itself) with respect to such Covered Employee will include the following language, adjusted as necessary in the sole discretion of the Committee, to address the particular arrangement:
“Notwithstanding anything to the contrary contained herein, in consideration of the grant of Incentive Compensation, you agree that any and all Incentive Compensation, including any payments hereunder, will be subject to forfeiture and/or repayment to the extent provided for in either or both the AIG Financial Restatement Compensation Recoupment Policy or the AIG Clawback Policy, as in effect from time to time, if it is determined that a triggering event (as described in either such policy, as the case may be) has occurred.”
B.Other Covered Employees. To implement this Policy for any other Covered Employee, all awards under an Incentive Compensation plan, program or agreement (or the plan, program or arrangement itself) with respect to such Covered Employee will include language, adjusted as necessary (including deletion of any clauses that shall not constitute a Covered Event for such Covered Employee) in the sole discretion of the Committee, to address the particular arrangement:
““Notwithstanding anything to the contrary contained herein, in consideration of the grant of Incentive Compensation, you agree that any and all payments of Incentive Compensation, including any payments hereunder, will be subject to forfeiture and/or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time, if it is determined that a triggering event (as described in the applicable policy, as the case may be) has occurred. For the purpose of Covered Employees who are not, or do not become, executive officers, a Covered Event under the AIG Clawback Policy is described as follows:
(i)a material restatement of all or a portion of the AIG’s financial statements occurs, and the Board or Committee determines that recovery of Incentive Compensation payments

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.

Exhibit 10.34

is appropriate after reviewing all relevant facts and circumstances, regardless of whether you were responsible for the inaccuracy;
(ii)payments under this award were based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined, regardless of whether you were responsible for the inaccuracy;
(iii)your failure to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, resulted in a material adverse impact on AIG, any of AIG’s business units or the broader financial system;
(iv)any action or omission by you constituted a material violation of AIG’s risk policies as in effect from time to time; or
(v)any action or omission by you resulted in material financial or reputational harm to AIG; or
(vi)A Covered Employee’s material violation of a non-compete, non-solicitation, or confidentiality agreement.”
3.2.1.5Amendment and Termination
The Committee may terminate this Policy at any time. The Committee may also, from time to time, suspend, discontinue, revise or amend this Policy in any respect whatsoever. Nothing in this Policy will be deemed to limit or restrict AIG from providing for forfeiture and/or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.
3.2.1.6Indemnification
No member of the Board or employee of AIG exercising such person’s responsibilities under this Policy (each such person, an “Indemnitee”) will have liability to any person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Each Indemnitee will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and against and from any and all amounts paid by such Indemnitee, with AIG’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.

Exhibit 10.34

sole control over such defense with counsel of AIG’s choice. The foregoing right of indemnification will not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnitee giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under AIG’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.
3.2.1.7Other Clawback / Recoupment Rights
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the clawback or recoupment of any compensation that may be available to AIG pursuant to the terms of any other recoupment or clawback policy of AIG (or any of its affiliates) that may be in effect from time to time (including, without limitation, the American International Group, Inc. Financial Restatement Compensation and Recoupment Policy), any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to AIG, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.
[4.]COMPLIANCE & EXCEPTIONS
Requests for exceptions to this Policy must be sent to the policy document owner or authorized designee. No exception will be valid until the receipt of written approval of such exception.
Failure to comply with this Policy may result in corrective action, up to and including termination.
[5.]CONTACT INFORMATION
Questions relating to this Policy should be addressed to the Policy Document Key Contact noted below. AIG employees may also ask questions, raise concerns, or report instances of potential non-compliance with this Policy by contacting any of the following:
AIG Global Compliance Group – 646-857-1877 or corporatelegalcompliance@aig.com.
AIG Compliance Help Line – 877-244-2210 or via www.aigcompliancehelpline.com, or by scanning the QR code below using your mobile device.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.

Exhibit 10.34

The Compliance Help Line is staffed by an independent third party that provides written reports to AIG’s Global Compliance Group. Communications to the Help Line may be made anonymously, subject to local laws, and may be made in all major languages.
AIG prohibits retaliation against any AIG employee for making a good faith report of actual or suspected violations of laws, regulations, or this Policy.
[6.]RELATED INFORMATION
Corresponding Policies, Standards, Procedures, or Guidelines
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Other
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The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2025 AIG. All rights reserved.